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                                                                   EXHIBIT 10.5b


                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


     This EMPLOYMENT AND NONCOMPETITION AGREEMENT is made and entered into as of June 14, 1999, by and between HOME ASSET MANAGEMENT CORP., a Delaware corporation ("Employer"), and Judith Berry ("Employee").


                              W I T N E S S E T H:

     WHEREAS, Employer desires to employ Employee as an executive officer of Employer and Employee wishes to accept such employment on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions, acknowledgments and agreements contained herein, Employer and Employee hereby agree as follows:

     1. Employment. Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. Employee warrants that she is free to enter into and fully perform this Agreement. Upon execution of this Agreement, Employee shall execute and deliver Employer's standard confidentiality and trade secrets agreement attached to this Agreement as Exhibit A.

     2.   Term. The term of this Agreement (subject to the provisions of Section
6) shall begin on June 14, 1999 ("Date of Hire") and shall continue for a period of thirty (30) months thereafter from the date hereof (the "Term"). Employee shall be deemed employed by Employer so long as she continues to provide services to Employer or American Residential Investment Trust, Inc., a Maryland corporation ("AMREIT").

     3.   Compensation.

          (a) Salary. For all Employee's services under this Agreement, Employer shall pay Employee, or cause to be paid, a base salary, subject to periodic review, at the rate of not less than $18,750 per month, less payroll and withholding deductions required by law, payable in accordance with Employer's payroll policy as constituted from time to time. If there is a material increase in Employee's responsibilities as a result of either material growth of the Employer's business or an acquisition of an additional business for which Employee is given responsibility, the Compensation Committee of Employer shall give consideration to increasing Employee's salary. If requested by Employee, Employer shall consider the adoption of a plan to defer all or a portion of Employee's cash compensation hereunder.

          (b) Other Duties. If Employee is elected or appointed a director or an officer of Employer or of any parent, subsidiary or affiliate of Employer or AMREIT, but excluding other portfolio companies of McCown De Leeuw & Co. (collectively, "Affiliates"), for any periods during her employment by Employer, Employee will serve in such capacities without compensation in addition to that specified in this Section 3.

          (c) Fringe Benefits. Employee shall have the right, on the same basis as other employees of Employer occupying positions with responsibility and salary comparable to that of Employee, to participate in and receive benefits under and in accordance with the provisions of any future annual or long-term incentive or bonus plan. In addition, Employee shall be entitled to such health, dental, life and long-term disability insurance and benefits and to participate in such 401K, deferred compensation and employee stock purchase plans which are made available to employees of Employer ("Benefits"). In addition, Employee shall be entitled to four weeks paid vacation, reimbursement of up to $2,000 annually for a physical examination and reimbursement for travel and entertainment expenses incurred in connection with her duties hereunder upon presentation of proper evidence thereof.

          (d) Bonus. Bonuses will be subject to achievement of targeted goals and objectives, including net income, established by management and approved by the Board of Directors of Employer. Employee shall be able to earn up to 100% of her annual salary as a bonus.

          (e) AMREIT Equity Ownership. Employer shall cause AMREIT to provide the following equity ownership to Employee:

               (i) Employee shall be granted options to purchase up to 100,000 shares of Common Stock of AMREIT at an exercise price per share equal to the fair market value of AMREIT's Common Stock on Employee's Date of Hire under AMREIT 's 1997 Stock Incentive Plan and pursuant to AMREIT's standard form of stock option agreement.

               (ii) Options granted pursuant to the terms of this Section 3(e) shall be incentive stock options to the extent permitted by law. The balance of the options shall be non-qualified stock options. To the extent the terms of the option agreements conflict with the provisions of this Section 3, the option agreements shall control.

          (f) Golden Parachute Limitations. Notwithstanding anything contained herein to the contrary, in the event that the payments to Employee contemplated by this Agreement or the agreements referred to herein, either alone or together with other payments Employee has a right to receive from Employer or AMREIT, would not be deductible (in whole or in part) by Employer or AMREIT as a result of such payments constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended (the "Code,")), such payments shall be reduced to the largest amount as will result in no portion of such payments not being fully deductible by Employer or AMREIT as the result of Section 280G of the Code. The determination of a valuation for purposes of Section 280G of consulting, noncompetition or other agreements resulting in a reduction in the payments pursuant to the foregoing sentence shall be made exclusively by independent public accountants selected by mutual agreement of Employee and Employer. if Employee and Employer are unable to agree upon a single firm to make such determination, Employee and Employer shall each select one firm and the firms selected shall appoint a third firm to make the determination. The fees and



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expenses of any firm mutually agreed upon by Employee and Employer shall be borne by Employer. The fees and expenses of firms selected by Employee and Employer if no agreement is reached shall be borne by the party selecting such firm, with the fees and expenses of the third firm selected being shared equally by Employee and Employer. The determination of the accounting firm or firms shall be conclusive and binding on Employer and Employee.

          (g) Adjustments to Compensation. Employer shall be entitled to reduce any payments due to Employee under this Paragraph 3 by an amount equal to the total compensation paid to Employee by AMREIT.

     4.   Position.

          (a) Responsibilities. Subject to the provisions of Section 2 hereof and in accordance with the By-laws of Employer, Employee is engaged as Executive Vice President and Chief Financial Officer of Employer and, subject to appointment by the Board of Directors of AMREIT, Executive Vice President and Chief Financial Officer of AMREIT. Employee promises to perform and discharge well and faithfully all duties which may be assigned to her in her capacities described above by the Board of Directors of Employer or AMREIT from time to time in accordance with this Agreement, and Employee shall devote her best talents, efforts and abilities to the performance of her duties hereunder. Employee shall perform her duties subject to the direction and control of the Board of Directors of Employer or AMREIT .

          (b) Place of employment. Employee's place of employment during the term of this Agreement shall be in the San Diego metropolitan area, with such business travel outside the San Diego area as shall be necessary to the performance of Employee's duties.

     5. Exclusive Services. During the period in which Employee is an employee of Employer, her services shall be completely exclusive to Employer and its Affiliates and she shall devote substantially her entire time, attention and energies to the business of Employer and its Affiliates and the duties to which Employer shall assign her from time to time. Employee agrees to perform her services to the best of her ability and to carry out the reasonable policies and directives of Employer. Notwithstanding the above, Employee may continue to provide serves to NorWest Mortgage, Inc. for a period of up to 3 months as approved by the Chief Operating Officer of Employer.

     6. Termination. Employee's employment hereunder may be terminated prior to the expiration of the Term specified in Section 2 above as described below. Employee shall be entitled to the compensation provided in Section 7 hereof in the event her employment is terminated as provided in this Section 6.

          (a) Death. Employee's employment hereunder shall terminate upon her death.

          (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness, Employee shall have been absent from her duties hereunder on a full-time basis for 180 consecutive calendar days, and within 30 days after written Notice of


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Termination (as defined below) is given (which may occur no earlier than 30 days before, but at any time after, the end of such 180-day period), Employee shall not have returned to the performance of her duties hereunder on a full-time basis, Employer may terminate the Employee's employment hereunder.

          (c) Without Cause. Employer, by appropriate action of the Board of Directors, may terminate Employee's employment hereunder at any time without Cause; provided, however, that Employer may terminate the Employee's employment without Cause (as defined below) during any disability period only as provided in Section 6(b). A Resignation for Good Reason shall be deemed a termination without Cause for purposes of this Agreement. Resignation for Good Reason shall mean Employee's resignation within six months of the occurrence of any of the following: (i) material diminution of responsibilities with Employer or AMREIT without the consent of Employee; (ii) relocation of her principal office outside the San Diego area; (iii) material reduction in the compensation provided in this Agreement or (iv) termination as Executive Vice President and Chief Financial officer of Employer and AMREIT.

          (d) Cause. Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean Employee's (i) embezzlement, theft or other misappropriation of any property of Employer; (ii) gross or willful misconduct resulting in substantial loss to Employer or substantial damage to the reputation of Employer; (iii) any act involving moral turpitude which if the subject of a criminal proceeding could reasonably result in a convection for a felony involving moral turpitude; (iv) gross or willful neglect of her assigned duties to Employer or AMREIT; provided that actions taken or not taken in good faith shall not be deemed to constitute gross or willful neglect; (v) breach of her fiduciary obligations to Employer or AMREIT or (vi) any chemical dependence certified by a licensed physician resulting in impairment of Employee's abilities to perform her duties hereunder or substantial damage to the reputation of Employer.

          (e) Notice of Termination. Any termination, during the Term of this Agreement, of the Employee's employment hereunder (other than termination pursuant to Subsection 6(a) above on account of death) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. In the case of a Notice of Termination for Cause, Employee shall have 30 days following receipt of such notice to correct or cure (if possible) any of the matters referred to in the notice as the basis for such termination and during such period, Employee shall be afforded the opportunity to make a presentation to the Board of Directors regarding the matters referred to in such notice. Upon such correction or cure, Employer's right to terminate this Agreement for Cause as specified in such Notice of Termination shall cease as to such matters. Only one such notice need be given.

          (f) Date of Termination. The "Date of Termination" shall, during the Term of this Agreement, mean: (i) if Employee's employment is terminated by her death, the date of her death; (ii) if Employee's employment is terminated on account of disability pursuant


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to Subsection 6(b) above, 30 days after Notice of Termination is given (provided that Employee shall not, during such 30-day period, have returned to the performance of her duties on a full-time basis); (iii) if Employee's employment is terminated by Employer without Cause pursuant to subsection 6(c) above, the date upon which Notice of Termination is given; and (iv) if Employee's employment is terminated by Employer for Cause pursuant to Subsection 6(d) above, the date specified in the Notice of Termination.

          (g) Resignation. Notwithstanding any other provision hereof to the contrary, Employee may, at any time during the term of this Agreement, effective immediately upon the giving of a Notice of Termination, terminate her employment hereunder. For purposes of this Agreement, a Resignation For Good Reason shall be deemed to be a termination without Cause.

     7.   Compensation Upon Termination or During Disability.

          (a) Death. If Employee's employment shall be terminated by reason of her death, Employer shall, within 90 days of death, pay a lump sum death benefit to such person as she shall designate in a notice filed with Employer or, if no such person shall be designated, to her estate. The amount of such death benefit shall be equal to any unpaid salary accrued through the Date of Termination, plus a bonus equal to the bonus paid to Employee for the previous year multiplied by a fraction, the numerator of which is the number of days in the current year prior to Employee's death and the denominator is 365 and any amounts payable pursuant to Section 3(c) to the date of her death which, at the date of death, are accrued and unpaid.

          (b) Disability. During any period that Employee fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive her salary and any amounts payable pursuant to Section 3(c) until Employee's employment is terminated due to disability pursuant to Subsection 6(b) hereof. Upon termination due to death prior to a termination as specified in the preceding sentence, Subsection 7(a) above shall apply. For periods of time after termination pursuant to Subsection 6(b) hereof, any disability payments which Employee may be entitled to receive pursuant to any employee benefit plan or arrangement provided by Employer shall be paid pursuant to the terms of such plan or arrangement.

          (c) Without Cause. If Employee's employment shall be terminated by Employer without Cause, (i) Employer shall, through the Date of Termination, continue to pay Employee her salary and amounts payable or accrued pursuant to
Section 3(c) and (ii) Employer shall, after the date of Termination, pay to Employee for the longer of (x) a period of one year from the Date of Termination and (y) the Term, her salary in effect on the Date of Termination, such payments to be made in installments substantially similar to those made to Employee prior to the Date of Termination. Employee shall also be entitled to receive a lump sum payment equal to her bonus for the immediately preceding year to be paid within three months of the Date of Termination. Employee shall also continue to participate in the Health Benefits programs of Employer during the one-year period following the Date of Termination. Payments or other benefits received by Employee after the Date of Termination but during the period in which


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Employer is obligated to continue to make payments to Employee as provided above which result from or are in connection with any prior or future employment or business activities of the Employee shall not reduce Employer's liability hereunder. Failure to renew this Agreement upon expiration of the Term shall not be deemed to constitute a termination without Cause.

          (d) Cause. If Employee's employment shall be terminated for Cause, Employer shall, through the Date of Termination, continue to pay Employee her salary and amounts payable pursuant to Section 3(c), provided, however, that Employee shall not be entitled to receive any bonus upon a termination for Cause and shall not be entitled to receive any amounts payable with respect to the period following the Date of Termination.

          (e) Resignation. If Employee's employment shall be terminated by reason of resignation pursuant to Subsection 6(g) hereof, Employer shall continue to pay Employee her base salary through the Date of Termination, but Employee shall not be entitled to receive any bonus if she resigns and shall not be entitled to receive any amounts payable with respect to the period following the Date of Termination. If Employee's employment is terminated by reason of Resignation For Good Reason, the provisions of Subsection 7(c) shall apply.

          (f) Effect of Payments. The payments provided hereunder shall fully discharge Employer's obligations under this Agreement. Employee acknowledges and agrees that the provisions of this Agreement state her entire and exclusive rights, entitlements and remedies against Employer and its successors, assigns, affiliates and representatives for any termination of this Agreement. As a material inducement to Employer to enter into this Agreement, Employee represents to Employer that she will make no other claims in any such event.

     8.   Noncompetition.

          (a) During the period (the "Noncompetition Period") commencing on the date hereof and ending on the earlier of (i) the last day of the Term; (ii) the termination of employment of Employee without Cause or (iii) the consummation of a Change of Control Transaction, Employee shall not, directly or indirectly, own, manage, operate, join, advise, control or otherwise engage or participate in or be connected as an officer, employee, partner, creditor, guarantor, advisor of, or consultant to, any business which may compete against the business (the "Business") of Employer and/or its Affiliates, including, without limitation, the businesses of operating and managing a mortgage real estate investment trust in the United States (the "Market Area"). Notwithstanding the foregoing, (x) Employee may work or perform services for Employer and its Affiliates, (y) Employee may work or perform services for a financial institution or similar entity which is involved in the mortgage business so long as such entity is not engaged primarily in managing a real estate investment trust or originating and selling mortgages and (z) Employee may own securities in any publicly held corporation, but only to the extent Employee does not own of record or beneficially more than 1% of the outstanding beneficial ownership of such corporation. For purposes of the non-competition covenants set forth in
Section 8 hereof, Affiliates of Employer shall not include McCown



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De Leeuw & Co. or Crescent or their portfolio companies other than Employer,
AMREIT and their subsidiary companies.

          (b) Non-Solicitation of Employees. During the Noncompetition Period, Employee shall not, either on her own account or for any person, firm or company, solicit, interfere with, or endeavor to cause any employee of the Business, Employer or any Affiliate to leave his employment or induce or attempt to induce any such employee to terminate or breach his employment agreement.

          (c) Non-Solicitation of Customers. During the Noncompetition Period, Employee shall not induce or attempt to induce any customer of the Business, Employer or any Affiliate, to cease doing business in whole or in part with Employer or any Affiliate.

          (d) Payments for Noncompetition Covenants. In consideration of the noncompetition and non-solicitation covenants contained in Sections 8(a) of this Agreement, Employer shall pay to Employee an amount equal to 25% of Employee's monthly salary in effect on the Date of Termination (the "Noncompetition Payment") for each month during the Noncompetition Period following the Date of Termination. Each Noncompetition Payment shall be made in arrears on or before the last day of each month of the Noncompetition Period following the Date of Termination. Each Noncompetition Payment shall be paid by Employer by delivery of a check to Employee, or as may otherwise be agreed to by Employer and Employee. All payments due to Employee under this Section 8(d) shall be in addition to any payments due to Employee under Section 7 above. Notwithstanding the forgoing, if Employer notifies Employee in writing in a Notice of Termination or within ten business days of Employee's resignation that it elects not to make the payments provided in this Section 8(d), then the provisions of
Section 8(a) shall cease to be enforceable against Employee following the Date of Termination, subject, however, to Employee's fiduciary obligations as an officer of Employer and the provisions of any Confidentiality and Non-Disclosure Agreements between Employee and Employer. If Employer does not notify Employee as provided in the immediately proceeding sentence, then Employer shall be obligated to continue to make monthly payments hereunder for a minimum of six months. Employer may elect to terminate monthly payments hereunder upon six months' written notice to Employee and upon termination of such payments, the provisions of Section 8(a) shall cease be enforceable against Employee, subject, however, to Employee's fiduciary obligations as an officer of Employer and the provisions of Employee's Confidentiality Agreement previously executed and delivered.

     9.   Stay of Time. In the event Employee violates the provisions of
Section 8 of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation permanently ceases.

     10. Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Employee of the provisions of this Agreement, Employer or its Affiliates shall be entitled to seek an injunction restraining Employee from violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting Employer or its Affiliates from pursuing any other remedies




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available to it or them for such breach or threatened breach, including without limitation, the recovery of damages from Employee.

     11. Separate Covenants. The non-solicitation provisions of this Agreement shall be deemed to consist of a series of separate covenants, one for each line of business carried on by Employer and its Affiliates. The parties expressly agree that the character and duration of such provisions in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character or duration of such provisions is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Employee and Employer that such non-solicitation provisions of this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure Employer and its Affiliates of the intended benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure Employer, its Parent and Affiliates of the intended benefit of such non-solicitation provisions, it is expressly understood and agreed between the parties hereto that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

     12. Employer's and Employee's Rights, Indemnification. This Agreement shall not limit or prejudice in any manner whatsoever the rights which Employer or Employee would have, in the absence of this Agreement, with respect to any and all matters arising out of Employee's employment, except for such matters that are specifically covered by the terms of this Agreement or are mentioned herein. Employee shall be entitled to indemnification as an officer and employee of Employer in accordance with the provisions of the Certificate of Incorporation and Bylaws of Employer and its Affiliates and applicable Delaware law.

     13. Assignment/Sale. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and any subsequent assignee. No assignment of this Agreement by Employer shall relieve Employer of its obligations hereunder. This Section shall be deemed to apply to any assignment by sale, merger, consolidation, liquidation or otherwise.

     14. Assignment by Employee. Employee may not assign this Agreement or any of her rights hereunder except with the prior written consent of Employer. This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives and their legal assigns.

     15. Benefits. If, in the sole and absolute discretion of the Board of Directors of Employer, Employee is permitted to participate in any other plan or agreement for eligible employees of Employer which is not specifically referred to herein, or to receive any other employment benefits, it is agreed that nothing contained in this Agreement shall affect the right



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of Employer to terminate or modify any such plan or agreement, or other benefit in whole or in part at any time and from time to time.

     16. Entire Agreement; Modifications. This instrument, together with the exhibits hereto, contains the entire agreement of the parties with regard to matters covered herein. Standard policies of Employer applicable to employees shall govern matters not set forth in this Agreement to the extent they do not conflict with this Agreement. This Agreement may not be changed or modified, or released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing approved by the Board of Directors of Employer, and signed by an officer of Employer and by Employee.

     17. Applicable Law. This Agreement and all matters or issues collateral hereto shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within such State.

     18. Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     19. Notices. All notices required to be given hereunder shall be given in writing, and may be personally delivered (including by facsimile), sent by overnight courier or deposited with the U.S. postal authorities, return receipt requested, addressed as follows:


     If to Employer: Home Asset Management Corp.
                     445 Marine View Avenue
                     Suite 130
                     Del Mar, CA 92014
                     Attn: Chairman of the Board


     If to Employee  Judith Berry
                     1355 Cassins
                     Carlsbad, CA 92009

or to such other address as the parties may from time to time designate in writing. Notices shall be deemed delivered on the day personally delivered or sent by facsimile (with appropriate confirmation of transmission), or on the fourth business day following deposit in the U.S. mail, return receipt requested.

     20. Compliance with Laws and Policies. Employee agrees that she will at all times comply strictly with all applicable laws and all current and future policies of Employer and its Affiliates.



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     21.  Employer Property. Upon termination or expiration of her employment hereunder, Employee agrees to return to Employer all property of Employer and any Affiliate of which Employee has had custody and to deliver to Employer all correspondence, management studies and other materials and data relating to or connected with her employment hereunder.

     22. Paragraph Headings. The paragraph headings in this Agreement are for convenience only and shall not in any manner affect the interpretation or construction of this Agreement or any of its provisions.

     23. Attorneys Fees. If legal proceedings are required to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys fees.

     24. Survival of Certain Provisions. The rights and obligations of the parties under Sections 8 through 10, 21, 23 and 27 shall survive the termination of this Agreement.

     25. Enforcement. Employer shall have the right to separately enforce the terms of this Agreement against Employee with respect to any breach or threatened breach by Employee of the provisions hereof as provided herein.

     26. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute one and the same instrument.

     27. Arbitration. Any dispute or claim arising out of or relating to this Agreement which cannot be settled by negotiation between the parties shall first be submitted to mediation, conducted in San Diego, California, by a single, neutral mediator in accordance with the Commercial Mediation Rules of the American Arbitration Association. In the event such dispute or claim is not resolved by mediation within 30 days from the inception thereof, then such dispute or claim shall be submitted to and settled exclusively by final and binding arbitration, conducted in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instruments or agreements that the parties hereto may execute at the time of or prior to the arbitration. The arbitration shall be conducted by a single neutral arbitrator chosen by mutual agreement between the parties; provided, however, that if the parties are unable to agree upon an arbitrator, then the arbitration shall be conducted by a panel of three arbitrators, Employer and Employee each shall choose one arbitrator, and the third arbitrator shall be selected by the two arbitrators so chosen. The fees of the American Arbitration Association and of the arbitrator or arbitrators shall be borne by Employer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                  HOME ASSET MANAGEMENT CORP.


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                                     By:
                                        -----------------------------
                                                Jay M. Fuller
                                                President and
                                          Chief Operating Officer


-----------------------------
Judith Berry, Employee


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              SUPPLEMENT TO EMPLOYMENT AND NONCOMPETITION AGREEMENT


        This Agreement is made and entered into as of June 14, 1999, by and between American Residential Investment Trust, Inc. a Maryland Corporation ("AMREIT") and Judith Berry ("EMPLOYEE").

                                    RECITALS

A. Employee and Home Asset Management Corp., a Delaware corporation ("HAMCO"), are entering into an Employment and Noncompetition Agreement ("EMPLOYMENT AGREEMENT") as of the date hereof that sets forth the terms of Employee's employment by Hamco.

B. Employee will also be an employee of AMREIT.

C. In order to induce Employee to accept employment with Hamco and AMREIT, AMREIT has agreed to enter into this Supplement to the Employment Agreement ("AGREEMENT").

                                    AGREEMENT

The parties agree as follows:

1.  Compensation.

        (a) Salary. AMREIT agrees to pay all amounts due to Employee under
Section 3(a) of the Employment Agreement to the extent not paid by Hamco.

        (b) Bonus. AMREIT agrees to pay a cash bonus to Employee of $112,500 with respect to 1999 and $125,000 with respect to 2000. These bonus amounts shall be decreased by any cash amounts actually paid by Hamco pursuant to
Section 3(d) of the Employment Agreement. The bonus amounts shall be paid to Employee at the same time that bonuses are paid to other executive officers of AMREIT, but in all events no later than March 31 of the following year.

        (c) Severance Payments. AMREIT agrees to pay all amounts specified in Sections (a) and (b) above to the extent that Hamco is required to make salary or bonus payments pursuant to Section 7 of the Employment Agreement and to the extent not paid by Hamco.

2.  Equity Reimbursement.

        In the event that Employee does not contractually vest 8,000 shares of Wells Fargo & Company Common Stock ("Option Shares") on July 23, 1999 under Employee's option agreement with her current employer, Norwest Mortgage, Inc., AMREIT agrees to pay to Employee on or before August 1, 1999, an amount equal to the greater of (i) the difference between the closing sales price of the Wells Fargo Common Stock on June 1, 1999 and the exercise price of the Option Shares, multiplied by the number of Option Shares and multiplied by seventy five percent (75%), and (ii) $50,000. Employee will use reasonable efforts to cause the Option Shares to vest.

3.  Miscellaneous

        (a) Assignment. The rights and obligations of AMREIT under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of AMREIT and any subsequent assignee. Employee may not assign this Agreement or any of her rights hereunder except with the prior written consent of AMREIT. This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives and their legal assigns.

        (b) Entire Agreement; Modifications. This instrument, together with the exhibits hereto, contains the entire agreement of the parties with regard to matters covered herein. This Agreement may not be changed or modified, or released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing approved by the Board of Directors of AMREIT, and signed by an officer of AMREIT and by Employee.

        (c) Applicable Law. This Agreement and all matters or issues collateral hereto shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within such State.

        (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       AMERICAN RESIDENTIAL
                                       INVESTMENT TRUST, INC.



                                       By:
                                           -------------------------------------
                                           Jay M. Fuller
                                           President and Chief Operating Officer



-----------------------------------
Judith Berry, Employee



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